Exhibit 99.1

News Release

Corporate Headquarters: 1144 East Market Street, Akron, Ohio 44316-0001	Media Website: www.GoodyearNewsRoom.com

MEDIA CONTACT:	Keith Price
330-796-1863
ANALYST CONTACT:	Pat Stobb
330-796-6704
FOR IMMEDIATE RELEASE

Goodyear Reports Second Quarter Financial Results;
Progress on Actions to Address Market, Economic Challenges
•	Continued weak global tire industry demand impacts results

•	Sales of $3.9 billion, down 25% from last year

•	Price/mix improvements more than offset raw material cost increases

•	Segment operating income of $24 million, improved from loss in first quarter

•	Goodyear net loss of $221 million, includes significant restructuring actions
Significant Progress on 2009 Actions
•	19 new products launched in second quarter, 42 total for first half

•	First half cost savings of $345 million, work force reduction of approximately 5,500

•	Cash, liquidity improve on positive cash flow, financing action

•	Inventories reduced by nearly $700 million from year-end
          AKRON, Ohio, July 30, 2009 – The Goodyear Tire & Rubber Company today reported second quarter 2009 financial results and updated its progress on actions taken to address market and economic challenges around the world.
          “There is little debate as to the severity of the economic and industry downturn we have experienced the past three quarters,” said Robert J. Keegan, chairman and chief executive officer. “We are beginning to see some signs of economic stabilization and recovery, although still fragile at this stage and varied around the globe,” he added.
          “Despite the significant impact this has had on our performance, we had a respectable and encouraging second quarter,” Keegan said. “Our results strengthened compared to the first quarter as reduced raw material costs and our strategic actions aimed at our top line, cost savings and cash generation continue to have the desired effect. Our intense focus on emerging from the downturn in a position of strength is helping us significantly improve our competitiveness today.”
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2009 Actions Update
     Top Line: Goodyear successfully launched 19 new products in the second quarter, in addition to the 23 launched in the first quarter. The company is on pace to achieve its goal of more than 50 new product launches during 2009.
     “The emphasis that we place on innovation and our new product engine has been unrelenting,” Keegan said. “We are now expanding our efforts in the high-volume, profitable mid-tier market segment, which is providing us market momentum despite the lower industry volume levels.”
     Cost Actions: Goodyear made additional progress during the second quarter on its Four-Point Cost Savings Plan to achieve $2.5 billion in gross savings by the end of 2009. The company achieved $200 million in new savings during the second quarter, for a total of $345 million in the first half of 2009.
     During the second quarter of 2009, the company reduced its global work force by approximately 1,700 positions. There were 3,800 reductions in the first quarter. The company’s full-year target was a reduction of 5,000 positions.
     The company, in May, announced plans to eliminate approximately 6 million units of high-cost manufacturing capacity in France. In July, it announced plans to close a plant in the Philippines this year, eliminating another 2 million units. These actions are part of Goodyear’s strategy to reduce inefficient manufacturing capacity around the world by 15 million to 25 million units.
     Cash Initiatives: Positive cash flow from operations along with financing actions have combined to improve Goodyear’s cash and liquidity position. As part of its supply chain initiative, inventory levels are nearly $700 million below the year-end 2008 level. The company also successfully executed a $1 billion note offering during the second quarter of 2009.
     “Our cash actions and strong working capital management drove strong cash flow performance in the quarter,” Keegan said.
     “Today we are a leaner, more efficient company, have expanded both our capabilities and our competitiveness globally, and have further enhanced our solid cash and liquidity position.”
Second Quarter Results
     The company’s second quarter 2009 sales were $3.9 billion, down 25 percent from 2008’s record second quarter. Excluding the impact of currency translation, sales were down 18 percent from last year.
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     Second quarter 2009 sales reflect the $673 million impact of a 17 percent decline in tire unit volume due to significantly lower global industry demand as well as a $290 million reduction in sales in other tire-related businesses, primarily third-party chemical sales by North American Tire. Unfavorable currency translation further reduced sales by $369 million.
     Sales benefited from price/mix improvements that resulted in a 1.1 percent increase in revenue per tire, excluding the impact of foreign currency translation, over the 2008 quarter despite a significant volume drop in commercial truck tire units, which have a higher revenue per tire than consumer tires.
     The company had segment operating income of $24 million in the second quarter of 2009, compared to $330 million in the 2008 second quarter and a segment operating loss of $176 million in 2009’s first quarter.
     Compared to the prior year, second quarter 2009 segment operating income reflects continued weak industry demand, which resulted in a negative volume impact of $129 million and under-absorbed fixed costs of approximately $250 million before the benefit from restructuring actions of $44 million. Also affecting segment operating income was increased pension expense in North America. The 2009 quarter benefited from actions to reduce costs totaling $200 million under the company’s Four-Point Cost Savings Plan.
     Improved price/mix of $127 million in the 2009 second quarter more than offset increased raw material costs of $119 million compared to 2008’s second quarter.
     Selling, administrative and general expenses improved by $121 million compared to the 2008 second quarter benefiting primarily from foreign currency translation, personnel reductions, lower advertising expenses and other cost reduction actions.
     The sequential improvement in segment operating income over 2009’s first quarter also reflected higher sales, moderating raw material costs and the impact of cost-reduction actions.
     The 2009 second quarter was also impacted by charges of $116 million (48 cents per share) after taxes and minority interest due to rationalizations, asset write-offs and accelerated depreciation; an after-tax and minority interest loss on asset sales of $40 million (17 cents per share); and a gain of $19 million (8 cents per share) after minority interest from an income tax settlement.
     See the table at the end of this release for a list of significant items impacting the 2009 and 2008 second quarters.
     The second quarter 2009 Goodyear net loss was $221 million (92 cents per share), compared with net income of $75 million (31 cents per share) in 2008’s second quarter and a net loss of $333 million ($1.38 per share) in 2009’s first quarter. All per share amounts are diluted.
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Business Segment Results
     As noted previously, the company had segment operating income of $24 million in the second quarter of 2009, compared to $330 million in the 2008 second quarter.
     See the note at the end of this release for further explanation and a segment operating income reconciliation table.

North American Tire	Second Quarter		Six Months
(in millions)	2009	2008	2009	2008
Tire Units	14.8	18.3	28.7	36.1
Sales	$1,687	$2,130	$3,231	$4,127
Segment Operating (Loss) Income	(91)	24	(280)	56
Segment Operating Margin	(5.4)%	1.1%	(8.7)%	1.4%
     North American Tire’s second quarter 2009 sales declined 21 percent from last year, reflecting significantly reduced industry demand as well as reduced sales in other tire-related businesses of $226 million, primarily third-party chemical sales. Original equipment unit volume declined 55 percent. Replacement tire shipments were down 4 percent.
     Second quarter sales benefited from improved price/mix as well as from the fourth consecutive quarter of market share gains for Goodyear-brand consumer replacement tires.
     The second quarter 2009 segment operating loss reflects lower sales and production levels, which drove a negative volume impact of $32 million and under-absorbed fixed costs of approximately $95 million, and reduced operating income from other tire-related businesses. Price/mix improvements of $38 million offset increased raw material costs of $35 million. The 2009 quarter also benefited from actions to reduce costs.
     Increased pension expense more than offset savings resulting from the implementation of the Voluntary Employees’ Beneficiary Association (VEBA) in the 2009 quarter.

Europe, Middle East and
Africa Tire	Second Quarter		Six Months
(in millions)	2009	2008	2009	2008
Tire Units	15.8	18.8	32.0	38.8
Sales	$1,393	$2,024	$2,661	$3,974
Segment Operating (Loss) Income	(15)	151	(65)	323
Segment Operating Margin	(1.1)%	7.5%	(2.4)%	8.1%
     Europe, Middle East and Africa Tire’s second quarter sales declined 31 percent from last year primarily due to lower tire unit volume, reflecting significantly reduced industry demand, as well as foreign currency translation. Original equipment unit volume declined 33 percent. Replacement tire shipments were down 10 percent.
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     Second quarter 2009 sales benefited from strong sales of Goodyear- and Dunlop-branded products in key market segments, particularly high-performance winter tires. The company also continued to gain share in key Eastern European markets.
     The second quarter 2009 segment operating loss was significantly impacted by lower sales and production levels, which drove a negative volume impact of $61 million and under-absorbed fixed costs of approximately $82 million. Increased raw material costs of $69 million more than offset price/mix improvements of $35 million. The 2009 quarter also benefited from actions to reduce costs.

Latin American Tire	Second Quarter		Six Months
(in millions)	2009	2008	2009	2008
Tire Units	4.6	5.4	8.8	10.6
Sales	$437	$572	$820	$1,102
Segment Operating Income	73	103	121	217
Segment Operating Margin	16.7%	18.0%	14.8%	19.7%
     Latin American Tire’s second quarter sales declined 24 percent from last year primarily due to lower tire unit volume, reflecting reduced industry demand, as well as unfavorable foreign currency translation. Original equipment unit volume declined 8 percent. Replacement tire shipments were down 17 percent.
     Second quarter segment operating income was $73 million, down from the 2008 quarter, reflecting lower sales and production levels, which drove a negative volume impact of $29 million and under-absorbed fixed costs of approximately $24 million. Price/mix improvements of $36 million more than offset increased raw material costs of $13 million. The 2009 quarter also benefited from actions to reduce costs.

Asia Pacific Tire	Second Quarter		Six Months
(in millions)	2009	2008	2009	2008
Tire Units	4.8	5.4	8.9	10.3
Sales	$426	$513	$767	$978
Segment Operating Income	57	52	72	101
Segment Operating Margin	13.4%	10.1%	9.4%	10.3%
     Asia Pacific Tire’s second quarter sales declined 17 percent from last year due to unfavorable foreign currency translation and lower tire unit volume, reflecting reduced industry demand. Original equipment unit volume declined 6 percent. Replacement tire shipments were down 11 percent.
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     Segment operating income increased 10 percent over the 2008 quarter and was a record for any quarter. This was primarily due to price/mix improvements of $18 million, which more than offset raw material cost increases of $2 million, as well as actions to reduce costs. Lower sales and production levels drove a negative volume impact of $7 million and under-absorbed fixed costs of approximately $5 million.
Year-to-Date Results
     Goodyear’s sales for 2009’s first six months were $7.5 billion, down from $10.2 billion in the 2008 period. Sales reflect the $1.4 billion impact of an 18 percent decline in tire unit volume due to significantly lower global industry demand, as well as a $549 million reduction in sales in other tire-related businesses, primarily third-party chemical sales by North American Tire. In addition, unfavorable currency translation reduced sales by $852 million.
     Sales benefited from price/mix improvements that resulted in a 2.2 percent increase in revenue per tire, excluding the impact of foreign currency translation, over the 2008 period despite a significant drop in commercial truck tire unit volume.
     The company’s year-to-date segment operating loss of $152 million compares to segment operating income of $697 million last year.
     Segment operating income for 2009’s first six months reflects continued weak industry demand that resulted in a negative volume impact of $268 million, under-absorbed fixed costs of approximately $405 million and reduced operating income from other tire-related businesses.
     Increased raw material costs of $450 million more than offset improved price/mix of $289 million in the first six months of 2009.
     Goodyear’s year-to-date net loss of $554 million ($2.30 per share) compares to net income of $222 million (91 cents per share) in 2008’s first half. All per share amounts are diluted.
Conference Call
     Goodyear will hold an investor conference call at 10 a.m. today. Prior to the commencement of the call, the company will post the financial and other related information that will be presented on its investor relations Web site: www.goodyear.com/investor.
     Participating in the conference call will be Robert J. Keegan, chairman and chief executive officer; Darren R. Wells, executive vice president and chief financial officer, and Damon J. Audia, senior vice president, finance and treasurer.
     Investors, members of the media and other interested persons may access the conference call on the Web site or via telephone by calling (706) 634-5954 before 9:55 a.m. A taped replay will be available later by calling (706) 634-4556. The replay will also remain available on the Web site.
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     Goodyear is one of the world’s largest tire companies. It employs nearly 70,000 people and manufactures its products in more than 60 facilities in 25 countries around the world. Its two Innovation Centers in Akron, Ohio and Colmar-Berg, Luxembourg strive to develop state-of-the-art products and services that set the technology and performance standard for the industry. For more information about Goodyear, go to www.goodyear.com/corporate.
     Certain information contained in this press release may constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. There are a variety of factors, many of which are beyond our control, which affect our operations, performance, business strategy and results and could cause our actual results and experience to differ materially from the assumptions, expectations and objectives expressed in any forward-looking statements. These factors include, but are not limited to: deteriorating economic conditions or an inability to access capital markets; our ability to realize anticipated savings and operational benefits from our cost reduction initiatives or to implement successfully other strategic initiatives; actions and initiatives taken by both current and potential competitors; pension plan funding obligations; increases in the prices paid for raw materials and energy; work stoppages, financial difficulties or supply disruptions at our suppliers or customers; a labor strike, work stoppage or other similar event; our failure to comply with a material covenant in our debt obligations; the adequacy of our capital expenditures; potential adverse consequences of litigation involving the company; as well as the effects of more general factors such as changes in general market, economic or political conditions or in legislation, regulation or public policy. Additional factors are discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.
(financial statements follow)
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The Goodyear Tire & Rubber Company and Subsidiaries
Consolidated Statements of Operations (unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions, except per share amounts)	2009	2008	2009	2008
NET SALES	$3,943	$5,239	$7,479	$10,181

Cost of Goods Sold	3,353	4,196	6,572	8,157
Selling, Administrative and General Expense	614	735	1,147	1,370
Rationalizations	136	87	191	100
Interest Expense	79	76	143	165
Other (Income) and Expense	32	(22)	62	(28)

(Loss) Income before Income Taxes	(271)	167	(636)	417
United States and Foreign Taxes (Benefit) Expense	(18)	74	(35)	151

Net (Loss) Income	(253)	93	(601)	266
Less: Minority Shareholders Net (Loss) Income	(32)	18	(47)	44

Goodyear Net (Loss) Income	$(221)	$75	$(554)	$222

Goodyear Net (Loss) Income — Per Share

Basic	$(0.92)	$0.31	$(2.30)	$0.92

Weighted Average Shares Outstanding	241	241	241	240

Diluted	$(0.92)	$0.31	$(2.30)	$0.91

Weighted Average Shares Outstanding	241	243	241	244
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The Goodyear Tire & Rubber Company and Subsidiaries
Consolidated Balance Sheets (unaudited)

	June 30,	December 31,
(In millions)	2009	2008
Assets:
Current Assets:
Cash and Cash Equivalents	$2,366	$1,894
Accounts Receivable, less Allowance — $99 ($93 in 2008)	2,549	2,517
Inventories:
Raw Materials	434	714
Work in Process	134	119
Finished Products	2,341	2,759

	2,909	3,592

Prepaid Expenses and Other Current Assets	329	307

Total Current Assets	8,153	8,310
Goodwill	688	683
Intangible Assets	161	160
Deferred Income Tax	51	54
Other Assets	425	385
Property, Plant and Equipment less Accumulated Depreciation — $8,334 ($8,310 in 2008)	5,601	5,634

Total Assets	$15,079	$15,226

Liabilities:
Current Liabilities:
Accounts Payable-Trade	$1,928	$2,529
Compensation and Benefits	651	625
Other Current Liabilities	800	778
Notes Payable and Overdrafts	275	265
Long Term Debt and Capital Leases due within one year	634	582

Total Current Liabilities	4,288	4,779
Long Term Debt and Capital Leases	4,940	4,132
Compensation and Benefits	3,480	3,487
Deferred and Other Noncurrent Income Taxes	210	193
Other Long Term Liabilities	797	763

Total Liabilities	13,715	13,354

Commitments and Contingent Liabilities
Minority Shareholders’ Equity	572	619

Shareholders’ Equity:
Goodyear Shareholders’ Equity:
Preferred Stock, no par value:
Authorized, 50 shares, unissued	—	—
Common Stock, no par value:
Authorized, 450 shares, Outstanding shares — 242 (241 in 2008) after deducting 9 treasury shares (10 in 2008)	242	241
Capital Surplus	2,772	2,764
Retained Earnings	903	1,463
Accumulated Other Comprehensive Loss	(3,353)	(3,446)

Goodyear Shareholders’ Equity	564	1,022
Minority Shareholders’ Equity — Nonredeemable	228	231

Total Shareholders’ Equity	792	1,253

Total Liabilities and Shareholders’ Equity	$15,079	$15,226

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Non-GAAP Financial Measures
     This earnings release presents total segment operating income, which is an important financial measure for the company but is not a financial measure defined by GAAP.
     Total segment operating income is the sum of the individual strategic business units’ segment operating income as determined in accordance with Statement of Financial Accounting Standards No. 131, “Disclosures about Segments of an Enterprise and Related Information.” Management believes that total segment operating income is useful because it represents the aggregate value of income created by the company’s SBUs and excludes items not directly related to the SBUs for performance evaluation purposes. See the table below for the reconciliation of total segment operating income.
Total Segment Operating Income Reconciliation Table (unaudited)

	Three Months Ended		Three Months Ended		Six Months Ended
	June 30,		March 31,		June 30,
(In millions)	2009	2008	2009	2008	2009	2008
Segment Operating (Loss) Income	$24	$330	$(176)	$367	$(152)	$697
Rationalizations	(136)	(87)	(55)	(13)	(191)	(100)
Interest expense	(79)	(76)	(64)	(89)	(143)	(165)
Other income and (expense)	(32)	22	(30)	6	(62)	28
Asset write-offs and accelerated depreciation	(12)	(4)	(10)	—	(22)	(4)
Corporate incentive compensation plans	(20)	(11)	6	(4)	(14)	(15)
Intercompany profit elimination	(3)	(4)	(26)	(9)	(29)	(13)
Other	(13)	(3)	(10)	(8)	(23)	(11)

(Loss) Income before Income Taxes	$(271)	$167	$(365)	$250	$(636)	$417

Second Quarter Significant Items (after taxes and minority interest)
2009
•	Rationalizations, asset write-offs and accelerated depreciation, $116 million (48 cents per share)

•	Loss on asset sales, $40 million (17 cents per share)

•	Gain from income tax settlement, $19 million (8 cents per share)
2008
•	Rationalizations and accelerated depreciation, $87 million (36 cents per share)

•	Gain on asset sales, $2 million (1 cent per share)
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